Exhibit 99.1

For investor inquiries, contact: Ben Daitch Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 info@canopetro.com

CANO PETROLEUM ANNOUNCES FOURTH QUARTER, FISCAL YEAR 2008 RESULTS,

EARNINGS CALL AND OPERATIONS UPDATE

FORT WORTH, Texas.  September 11, 2008—Cano Petroleum, Inc. (Amex:CFW) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2008.

Fourth Quarter Results

For the three months ended June 30, 2008, Cano reported a net loss applicable to common stock of $16.9 million, or $0.46 per share.  Net income was negatively impacted by a $23.8 million (pre-tax) non-cash unrealized loss from derivatives due to changes in their mark-to-market valuation from March 31, 2008.  Excluding the unrealized loss from commodity derivatives, net loss applicable to common would have been $1.7 million, or $0.04 per share. Last year in the same period, Cano reported a net income applicable to common of $1.25 million or $0.04 per share.  Excluding the $2.4 million after-tax gain from the Rich Valley asset sale, the net loss applicable to common would have been $1.2 million or $0.03 per share.

Revenue for the three month period ended June 30, 2008, was $14.3 million, up 65% compared to $8.6 million for the same period last year.  In the period, Cano’s sales were 81 MBbls of oil (79 MBbls in 2007) and 309 MMcf of natural gas (350 MMcf in 2007), or 133 MBOE (137 MBOE in 2007).  As we mentioned in an earlier press release, fourth quarter production was adversely impacted by unscheduled gas plant maintenance at the Panhandle and Cato fields, downtime at the Desdemona field due to a lightning strike and the release of the drilling rig at Cato.   During the quarter, the average prices we received for oil and natural gas were $119.31 per barrel of oil and $14.66 per Mcf of gas, or $107.27 per BOE.  For the same period ending June 30, 2007, oil prices averaged $62.59 per barrel, and natural gas prices averaged $10.52 per Mcf, or an average price of $62.81 per BOE.

Fiscal Year Results

For the fiscal year ended June 30, 2008, Cano reported a net loss applicable to common of $21.6 million, or $0.60 per share.  Net income was negatively impacted by a $29.4 million (pre-tax) non-cash unrealized loss from derivatives due to changes in their mark-to-market valuation.  Excluding the unrealized loss from derivatives, the net loss applicable to common would have been $2.8 million, or $0.08 per share. For the fiscal year ended June 30, 2007, Cano recorded a net loss of $4.0 million, or $0.13 per average diluted share. Without a one-time gain on the Rich Valley asset sale, and a $1.8 million (pre-tax) non-cash unrealized loss from derivatives due to changes in their mark-to-market valuation, the loss would have been $5.4 million or $0.18 per share.

Revenue for the fiscal year ended June 30, 2008, was $44.7 million, up 58% compared to $28.4 million for the fiscal year ended June 30, 2007. The increase reflects the benefit of higher realized prices and 12 months of production in the Cato field, which was acquired in March 2007.   For the fiscal year ended June 30, 2008, Cano’s sales were 297 MBbls of oil and 1,345 MMcf of natural gas, or 521 MBOE, a 6% increase when compared to the prior fiscal year.  During the current fiscal year reporting period, the average prices the Company received for its oil and natural gas were $94.12 per barrel and $12.22 per Mcf, or $85.79 per BOE, excluding $2.5 million for realized losses we incurred with commodity trading counterparties.  For the prior fiscal year ending June 30, 2007, oil sales were 274 MBbls at an average price of $61.95 per barrel and natural gas sales were 1,313 MMcf at an average price of $8.67 per Mcf, or 493 MBOE at an average price of $57.55 per BOE, excluding $1 million in realized gains we incurred with commodity trading counterparties.

Operating expenses increased to $39.0 million compared with $30.6 million last year.  On a BOE basis, lease operating expense increased to $29.53 from $21.78. The increase was caused by: increases in electricity prices at all our fields; increased pulling unit expenses at the Panhandle and Pantwist Properties; and a full year of return-to-production (RTP) and workover expenses at the Cato field.  General and administrative expense increased $2.1 million as compared with last year due to (i) higher stock-based compensation expense and litigation expense, (ii) labor and staffing increases, and (iii) an accrual for FY 2008 and the payment of FY 2007 bonuses to all non-executive employees.  Depletion and depreciation expense increased from $4.3 million to $5.0 million primarily due to the higher production volumes and higher depletion rates.  Depletion rates increased to $8.26 per barrel from $7.08 per barrel resulting from a reduction of reserves at

Desdemona – Barnett Shale and at the Pantwist Properties and higher depletion rates attributable to the Cato Properties.

Interest expense for the year was $1.0 million, down $1.3 million from last year.  Interest expense was reduced in each year by $2.5 million and $0.3 million, respectively, as we capitalized interest with respect to our waterflood and ASP projects.  We recorded preferred stock dividends of $4.1 million and $3.2 million for 2008 and 2007, respectively.  52% of our preferred stock dividends are payment-in-kind, with the balance paid in cash.

Reserves / Capital Expenditures

Our reserve report, prepared by independent engineers, dated June 30, 2008, estimated total proved reserves of 53.2 MMBOE as compared with last year’s reserves of 66.7 MMBOE.  This represents a 20% decrease.  The decrease was primarily a result of a high grading of our development plans to focus on our core assets, the Panhandle and Cato fields.  We incurred 16.4 MMBOE of reclassifications from PUD to probable as various targets moved outside our five-year development window and from a reduction in proven bookable horizontal drilling locations at our Barnett Shale project.  Further, due to higher than projected decline rates at our Barnett Shale project, reserves were decreased 3 MMBOE.  These reserve decreases were partially offset by 1.9 MMBOE of acquisitions, and 4.8 MMBOE of additions at our Panhandle waterflood and at the Cato field due to our FY 2008 infill drilling and 20-acre expected PUD waterflood performance.  Capital expenditures for the year were approximately $88.0 million, including $37.6 million at Cato, $13.6 million at Desdemona, $31.4 million at Panhandle, and $2.6 million at Nowata.

Financial Data

Detailed financial data, including the income statement, balance sheet and current hedge positions are included in the following pages.

Management Comments

Jeff Johnson, Cano’s Chairman and CEO, stated, “FY 2008 marked the beginning of our asset development plans.   We reached full injection at the Cockrell Ranch unit of our Panhandle waterflood, and our third party engineer (Miller and Lents, Ltd.) credited us with converting 1.4 MMBOE from PUD to PDP.  We expect to continue to convert PUD’s to PDP’s and to commence our six mini-floods in FY 2009.  At our Cato field, we added 4.3 MMBOE of reserves through our FY 2008 drilling program and have plans to drill 48 more in-fill wells in FY 2009.  At our Nowata

ASP Pilot, we reached full injection at December 2007 and expect to see response by December 2008.  With our recent announcement of the proposed sale of our Pantwist Properties for $42.7 million, we expect we will be able to eliminate all of our debt while continuing to invest in our core waterflood assets at Panhandle and Cato.”

Operations Update

Total Company Production: Cano is reaffirming its production guidance of 7-9% quarter-over-quarter production growth for first quarter FY 2009 (including Pantwist production) and 10-12% quarter-over-quarter growth for the second quarter of FY 2009 (pro forma for the sale of Pantwist). Production for the last seven days of August has averaged 1640 net BOEPD (including Pantwist).  The Cato field production has increased 47% (+118 BOEPD, as compared to June 2008) to 350 BOEPD as a result of reinstating the 20-acre infill new well drilling program.  Production at the Panhandle field has increased 12% (+64 BOEPD as compared to June 2008) to 600 BOEPD as approximately 45 non-waterflood wells have been RTP’d.

Panhandle Properties: We are progressing with the execution of our waterflood development plan at the Cockrell Ranch Unit of the Panhandle Field.  We reached full injection at Cockrell in February 2008. In our June 30, 2008 reserve report, our third-party engineer credited us with the conversion of 1.4 MMBOE from PUD to PDP reserves.

We completed the initial surveillance of the waterflood and found that a portion of injected water was flowing into a small zone of the reservoir rock (lower interval of the Brown Dolomite net pay) which does not contain sufficient remaining oil saturation to produce a meaningful oil response in a timely manner.  We have since completed the workovers on 16 affected injection wells to isolate the injection into the higher oil saturation zones.  By more effectively injecting into the higher remaining oil saturation intervals, with a smaller amount of pore volume to flood, we anticipate that we will accelerate monthly PVI increments from approximately .03 PVI/month to .04 PVI/month and will ultimately have a more efficient waterflood.  The current PVI of the Cockrell Ranch Unit is ..27 PVI in total, while the effective injection in the core interval is at .16 PVI. This injection profile should have no material effect on the remaining waterflood PDP and PUD expected reserve recoveries of 4.2 MMBOE.

The next phase of the waterflood project at the Panhandle field consists of six separate “mini” phases on reduced well spacing that will allow Cano to accelerate the field’s development. The tighter spacing and smaller development patterns should quicken permitting and response times, and allow a larger development bandwidth over a greater acreage position of the field. We expect to file the appropriate waterflood permits for the six “mini” phases by year end.

Cato Properties – Cato Field.  We completed 30 infill wells at Cato in FY 2008.  In addition we RTP’d 35 wells.  In May 2008 we released the rig that was drilling the infill wells to concentrate on the build-out of our waterflood infrastructure.

We restarted our infill drilling program in early July 2008, having completed five wells through today. Via the current drilling program and last year’s efforts, overall, production increased at Cato from 35 BOEPD for March 2007 to 320 BOEPD for August 2008 and is currently producing at a rate of 350 BOEPD.

The Cato development plan for FY 2009 is to drill 48 new waterflood pattern wells and initiate water injection. We received notice on September 9, 2008 of final approval of the waterflood application to the New Mexico Oil and Gas Conservation Commission that was filed in May. We expect to have ten water injection wells online by November 15th and an additional ten wells online by year end.

Nowata Properties:  Cano’s Tertiary Recovery Pilot project at the Nowata Field reached full injection in December 2007.  Response is anticipated by December 2008.

Pantwist Properties:  On September 8th we announced that we entered into an agreement to sell our 100% membership interest in Pantwist, LLC to Legacy Reserves LP (NASDAQ: LGCY) for $42.7 million cash, subject to closing adjustments. The sale, effective July 1st, is expected to close on October 1st. Proceeds from the transaction will initially pay down all outstanding debt. Pantwist was producing 322 net BOEPD, with 2.4 MMBOE net proved reserves (78% proved developed producing) at June 30, 2008. Cano will record approximately a $20 million gain on the transaction. The company will use its NOL balance to offset any cash taxes associated with the gain.

Jeff Johnson, Cano’s CEO, notes on the Operation Update: “FY 2009 is about the continuing development of our Panhandle waterfloods and the commencing of a waterflood at Cato.  The “mini” floods at Panhandle should speed permit, infrastructure build-out and response time.  We are pleased with the infill drilling program at Cato and look forward to commencing a waterflood there.  By December 2008 we expect to see a response at our Nowata ASP Pilot and will determine our course based upon those results.  We continue to work diligently with the University of Texas on finding, refining and improving methods of recovery at each of our projects and look forward to realizing the benefits of their work.”

Earnings Call

The Company will hold an earnings call to discuss fiscal fourth quarter and year end 2008 results and provide an update on its operations on Friday, September 12, 2008, at 11:00 A.M. Eastern Time (10:00 A.M. Central Time).

Interested parties can participate in the call by dialing 866-831-6234.  For calls outside the U.S., parties may dial 617-213-8854.  The passcode is 92046490.  This call is being webcast by Thomson/CCBN and can be accessed at Cano’s website at www.canopetro.com.

The webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  Cano uses “non-proved reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC.  Investors are also urged to consider closely the disclosures in Cano’s Form 10-K for the fiscal year ended June 30, 2008, available from Cano by calling 866-314-2266.  This form also can be obtained from the SEC at www.sec.gov.

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FINANCIAL STATEMENTS AND SCHEDULES FOLLOW

CANO PETROLEUM CORPORATION

Operating Revenue Summary

Three- and twelve months Ended June 30, 2008 and 2007

	Quarter Ended June 30,		Increase	Fiscal Year Ended June 30,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Operating Revenues ($000s)	$14,267	$8,637	$5,630	$44,663	$28,353	$16,310

Sales
Oil (MBls)	81	79	2	297	274	23
Gas (MMcf)	309	350	(41)	1,345	1,313	32
Total (MBOE)	133	137	(4)	521	493	28

Average Price
Oil ($/ Bbl)	$119.31	$62.59	$56.72	$94.12	$61.95	$32.17
Gas ($/ Mcf)	$14.66	$10.52	$4.14	$12.22	$8.67	$3.55
Total ($/ MBOE)	$107.27	$62.81	$44.46	$85.79	$57.55	$28.24

Hedging Schedule

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day
4/1/08 - 12/31/08	$80.00	$117.50	367	$7.75	$11.40	1,867	678
1/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578

4/1/08 - 12/31/08	$85.00	$110.60	267	$8.00	$10.90	1,233	472
1/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361
1/1/08 - 12/31/08	$55.00	—	477	$7.50	—	1,529	732

1/1/08 - 12/31/08	$60.00	—	66	$7.60	—	592	165
1/1/09 - 4/30/09	$60.00	—	60	$7.60	—	567	155
1/1/09 - 12/31/09	$55.00	—	395	$7.60	—	1,644	669
1/1/10 - 6/30/10	$55.00	—	365	$7.00	—	1,657	641
7/1/10 - 12/31/10	$55.00	—	391	$7.50	—	1,957	717

See Form 10-K and accompanying notes to these audited financials

CANO PETROLEUM CORPORATION

Consolidated Balance Sheets June 30, 2008 and 2007

	Pro Forma
	June 30,	June 30,
In Thousands, Except Shares and Per Share Amounts	2008	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$947	$697	$2,119
Accounts receivable	4,925	4,925	4,081
Deferred tax asset	3,592	3,592	—
Derivative assets	—	—	810
Other current assets	693	693	602
Total current assets	10,157	9,907	7,612

Oil and gas properties, successful efforts method	275,175	275,175	189,843
Less accumulated depletion and depreciation	(10,281)	(10,281)	(6,202)
Net oil and gas properties	264,894	264,894	183,641
Fixed assets and other, net	1,809	2,096	1,548
Restricted cash	—	—	6,000
Derivative assets	125	125	1,882
Goodwill	786	786	786
TOTAL ASSETS	$277,771	$277,808	$201,469

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,880	$8,880	$7,509
Oil and gas sales payable	1,649	1,649	1,346
Accrued liabilities	3,010	3,010	1,871
Derivative liability	9,978	9,978	—
Current portion of asset retirement obligations	345	345	264
Total current liabilities	23,862	23,862	10,990
Long-term liabilities
Long-term debt	19,500	73,500	33,500
Asset retirement obligations	3,058	3,058	2,151
Deferred litigation credit	6,000	6,000	6,000
Derivative liability	16,390	16,390	—
Deferred tax liability	26,062	26,062	32,371
Total liabilities	94,872	148,872	85,012

Temporary equity
Series D convertible preferred stock and paid-in-kind dividend; par value $.0001 per share, stated value $1,000 per share; 49,116 shares authorized; 44,474 and 49,116 shares issued in 2008 and 2007, respectively; liquidation preference of $48,353 and $50,863, respectively.	45,086	45,086	47,596
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 40,523,168 and 39,254,874 shares issued and outstanding in 2008, respectively; and 33,956,392 and 32,688,098 shares issued and outstanding in 2007, respectively. For pro forma amounts, 47,523,168 and 46,254,874 shares issued and outstanding, respectively.	5	4	3
Additional paid-in capital	175,793	121,831	85,239
Accumulated deficit	(37,414)	(37,414)	(15,810)
Treasury stock, at cost; 1,268,294 shares held in escrow	(571)	(571)	(571)
Total stockholders’ equity	137,813	83,850	68,861
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$277,771	$277,808	$201,469

See Form 10-K and accompanying notes to these audited financials

CANO PETROLEUM CORPORATION

Consolidated Statements of Operations

Three and twelve months Ended June 30, 2008 and 2007

	Quarter Ended June 30,		Years Ended June 30,
In Thousands, Except Per Share Data	2008	2007	2008	2007
Operating Revenues:
Crude oil sales	$9,655	$4,955	$27,908	$16,961
Natural gas sales	4,533	3,682	16,438	11,392
Other revenue	79	—	317	—
Total operating revenues	14,267	8,637	44,663	28,353

Operating Expenses:
Lease operating	5,131	2,945	15,521	10,885
Production and ad valorem taxes	1,041	730	3,354	2,465
General and administrative	4,158	4,005	14,883	12,756
Depletion and depreciation	1,500	1,226	5,009	4,306
Accretion of discount on asset retirement obligations	56	51	219	140
Total operating expenses	11,886	8,957	38,986	30,552

Income (loss) from operations	2,381	(320)	5,677	(2,199)

Other income (expense):
Interest expense and other	(344)	(148)	(981)	(2,308)
Unrealized loss on commodity derivatives	(23,765)	(20)	(29,370)	(1,810)
Realized gain (loss) on commodity derivatives	(2,516)	105	(2,585)	963
Total other expense	(26,625)	(63)	(32,936)	(3,155)

Loss from continuing operations before income taxes	(24,244)	(383)	(27,259)	(5,354)
Income tax benefit	8,741	173	9,787	1,919

Loss from continuing operations	(15,503)	(210)	(17,472)	(3,435)
Income (loss) from discontinued operations, net of related taxes of $27 in 2008, $1,488 in 2007 and $273 in 2006	—	2,425	(49)	2,645
Net loss	(15,503)	2,215	(17,521)	(790)

Preferred stock dividend	1,351	966	4,083	3,169

Net loss applicable to common stock	$(16,854)	$1,249	$(21,604)	$(3,959)

Net income (loss) per share - basic and diluted
Continuing operations	$(0.46)	$(0.03)	$(0.60)	$(0.22)
Discontinued operations	—	0.07	—	0.09
Net loss per share - basic and diluted	$(0.46)	$0.04	$(0.60)	$(0.13)

Weighted average common shares outstanding
Basic and diluted	38,230	32,569	35,829	30,758

See Form 10-K and accompanying notes to these audited financials

ABOUT CANO PETROLEUM:

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.